Exhibit 99.1

NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 • Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9778	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS For Immediate Release

Manitowoc Announces Strong Fourth-Quarter and Full-Year Revenue and Earnings

•                  Full-year revenue increased 25 percent to a record $1.96 billion

•                  Full-year net earnings of $1.43 per diluted share compares with 13¢ in prior year

•                  Strong performance from the Crane segment, driven by worldwide demand

•                  Continued growth in revenue and market share for the company’s ice machine business

•                  Achieved $166 million of total net-debt reduction

•                  Successful equity offering and solid cash flow reduced net debt-to-capital ratio to 44 percent

MANITOWOC, Wis. – Feb. 7, 2005 – The Manitowoc Company (NYSE: MTW) today reported strong increases in sales and earnings for the quarter ended December 31, 2004.  Net sales for the quarter increased 38 percent to $535 million, from $389 million during the same period in 2003.  Net earnings for the fourth quarter were $5.4 million, or $0.19 per diluted share, compared with a loss of $5.5 million, or a loss of $0.21 per diluted share, for the fourth quarter of 2003.  Earnings from continuing operations for the quarter increased 65 percent to $5.2 million, or $0.19 per diluted share, from $3.2 million, or $0.12 per diluted share, in the fourth quarter of 2003.  Excluding special items, earnings from continuing operations for the quarter were $5.4 million, or $0.19 per diluted share, compared with $3.5 million, or $0.13 per diluted share, in the fourth quarter of 2003.

For the full-year 2004, net sales increased 25 percent to $1.96 billion, from $1.57 billion in 2003.  Net earnings for the year were $39.1 million, or $1.43 per diluted share, compared with earnings of $3.5 million, or $0.13 per diluted share, for 2003.  Earnings from continuing operations more than doubled to $39.8 million, or $1.45 per diluted share, compared with $18.0 million, or $0.68 per diluted share, in 2003.  Excluding special items, earnings from continuing operations were $40.4 million, or $1.48 per diluted share, compared with $23.1 million, or $0.86 per diluted share, for fiscal year 2003.  A reconciliation of GAAP earnings from continuing operations to earnings from continuing operations excluding special items for the fourth quarter and full year is included later in this release.

“2004 was an excellent year for Manitowoc.  We posted record revenues, excellent cash generation, and strong profit growth, while improving EVA by $18 million over prior-year levels and exceeding our net debt-reduction goals,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer.  “We achieved these results despite a net $13 million increase in raw materials prices and pockets of weak demand within some of our businesses.  These results clearly demonstrate the strength of our diversified business model and the value of our strategies to capitalize on growing international demand for our crane and foodservice products.”

Business Segment Results

Net sales in the Crane segment were $358.4 million for the quarter, increasing 45 percent from $247.7 million in the fourth quarter of 2003.  Operating earnings were $15.9 million, up substantially from $5.5 million in the fourth quarter of last year.  As of December 31, total crane backlog was $327 million, up from $221 million one year ago.

“Our Crane segment posted year-over-year improvement in sales, earnings, and margins due to our globalization efforts, as well as our cost reduction initiatives and price increases to offset rising steel prices,” said Growcock.  “Worldwide demand remains strong for our tower cranes, mobile telescopic cranes, and boom trucks, and our crawler cranes are doing well outside of North America.

“Last month, we announced plans to build a new manufacturing facility in China to help meet growing demand in Asia,” Growcock continued, “and the 15 new products we launched last year have further helped to spur growth.  Looking ahead, our strong backlog gives us confidence that worldwide demand for our products continues to grow.  Additionally, we see hints of optimism – including increased utilization rates and quoting activity – that indicate the North American crawler crane market may gain some momentum later in 2005.”

Net sales in the Foodservice segment increased modestly to $106.9 million, up from $102.3 million in the fourth quarter of 2003.  Operating earnings for the quarter declined to $11.5 million from $13.1 million a year ago, negatively affected by a net $1.1 million impact from price increases for steel and other commodities.

“While the 50 new products launched in 2004 – including our successful S-Series ice machines – helped to drive sales and expand our market share, rising commodity prices were the primary cause for Foodservice’s decline in earnings and margins,” said Growcock.  “Our global cost cutting and outsourcing efforts, along with the price increases we put in place during the year, should help offset the cost increases we experienced in 2004 and help to regain margins in 2005.

“Our ice machine business continued to flourish during the quarter, outpacing the industry’s growth and posting record market shares. In addition, our beverage business performed well,” said Growcock.  “Looking ahead, the foodservice industry expects top-line growth of 3 to 4 percent next year, benefiting from the improving travel, convenience store, and quick-service industries.  We’ll continue to capitalize on this growth through another year of aggressive new-product initiatives.”

Net sales in the Marine segment were $69.6 million for the quarter, increasing 79 percent from $38.9 million in the fourth quarter of 2003.  The segment reported an operating loss of $917,000, compared with a profit of $698,000 last year.  “Marine earnings for the quarter were negatively affected by higher-than-expected steel prices and higher-than-anticipated start-up costs on one of our commercial projects,” said Growcock.  “Looking ahead, we expect profitability to improve as we account for increased raw material prices in future new-construction contracts and get past our 2004 project start-up issues.  We’re also expecting a healthy winter repair season in 2005, although warm weather has delayed the start of the work by a few weeks.  Bidding activity remains brisk, and based on positive economic indicators and strong lake traffic, we expect it to continue through 2005.”

Strategic Priorities

Manitowoc made significant progress against each of its four strategic objectives during 2004, and the company will continue to focus on these objectives in 2005:

•                  Increase crane sales and market penetration globally.  The company’s global expansion, facility rationalizations, and new-product development efforts helped achieve extraordinary improvements in sales, earnings, and backlog compared with one year ago.  Manitowoc also announced plans to build a new crane manufacturing facility in China to meet robust demand in Asia, and it launched 15 new products this year, which are gaining traction around the world.  Eleven new crane products are planned for 2005.

•                  Strengthen foodservice business and market share.  Manitowoc launched 50 new products in 2004, including the S-Series line of ice machines, which has helped raise the company’s share of the ice machine market to historically high levels.  To capitalize on growing demand for foodservice products worldwide, the company is building a new manufacturing facility in China; construction is now well underway and production should begin by the third quarter of 2005.  Finally, the foodservice group will roll out its new ERP system over the next two years to achieve increased efficiencies, cross-selling opportunities, and cost reductions.

•                  Leverage the strengths and capabilities of multiple shipyards to serve commercial and government customers.  Manitowoc won several government and commercial contracts in 2004, including the prototype Littoral Combat Ship for the U.S. Navy.  The company also completed a multi-year contract with the U.S. Coast Guard and delivered the first of three Staten Island ferries for the City of New York.  The company’s strong combination of new-construction and repair facilities will help it maximize opportunities in 2005.

•                  Strengthen our financial structure by focusing on cash flow and net-debt reduction.  Strong cash generation allowed Manitowoc to achieve net debt reduction of $61 million during the year from ongoing operations, exceeding its 2004 goal of $60 million.  Manitowoc also completed an equity offering that allowed the company to further reduce its debt and free up resources for continued global expansion.  As a result, Manitowoc’s end-of-year net debt-to-capital ratio was 44 percent, exceeding its near-term target of 55 percent.

Earnings Guidance

“Looking ahead to 2005, we expect the increased worldwide demand for our crane and foodservice products to continue, and we plan to launch more than 30 new products to capitalize on this demand,” said Growcock.  “We’re continuing to watch the North American crawler crane market, which is showing some encouraging signs, as well as steel and commodity prices, which are stabilizing in certain markets.

“Additionally, we remain committed to the strategic objectives listed above, as well as to our diversified business model, our strong management team, and our global acquisition and new-product strategies to continue to grow our business,” said Growcock.  “As a result, we are targeting net sales growth in the mid single-digit range and earnings per share of $2.00 to $2.20 for 2005, which reflects our new outstanding share count. We have also set a net-debt reduction target of $50 million, with 2005 depreciation and amortization approximating $50 million, interest expense in the $50 million range, and a global effective tax rate of 30 percent. These estimates do not include the impact of mid-year adoption of the new stock compensation expensing requirements.”

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Earnings from continuing operations	$5,204	$3,161	$39,794	$18,036
Special items, net of tax (at statutory rate):
Restructuring and plant consolidation	206	2,716	840	6,558
Early extinguishment of debt	—	4,237	673	4,745
Sales and use tax settlement	—	—	359	—
Lawsuit settlement, net of costs	—	—	(1,300)	—
Curtailment gain, prior year impact	—	(6,863)	—	(6,863)
Other	—	228	—	618
Earnings from continuing operations before special items	$5,410	$3,479	$40,366	$23,094

Diluted earnings per share from continuing operations	$0.19	$0.12	$1.45	$0.68
Special items, net of tax (at statutory rate):
Restructuring and plant consolidation	0.01	0.10	0.03	0.25
Early extinguishment of debt	—	0.16	0.02	0.18
Sales and use tax settlement	—	—	0.01	—
Lawsuit settlement, net of costs	—	—	(0.05)	—
Curtailment gain, prior year impact	—	(0.26)	—	(0.26)
Other	—	0.01	—	0.02
Impact of equity offering	—	—	0.01	—
Diluted earnings per share from continuing operations before special items	$0.19	$0.13	$1.48	$0.86

FAS 52 Adjustment

After consultation with the company’s independent public accountants, the company has determined that the accounting treatment of certain of its goodwill and other intangibles related to foreign acquisitions did not satisfy the requirements of FAS 52, “Foreign Currency Translation.”  At the time these foreign acquisitions were made in 2001 and 2002, the company determined the appropriate accounting treatment was to hold the value of these intangible assets at their historical exchange rate at the date of the respective acquisitions, and the company has consistently applied this accounting treatment.  The company has now concluded that it should have adjusted these intangible assets each period to reflect changes in the foreign currency exchange rate.

The cumulative impact of this change has increased the company’s intangible asset balance and currency translation adjustment balance within shareholders equity by $77.6 million and $57.6 million as of December 31, 2004 and 2003, respectively.  This change has no impact on the company’s historical consolidated income statements or statements of cash flow, the company’s financial debt covenants in prior years, or the company’s previous intangible asset impairment analyses under FAS 142, “Goodwill and Other Intangible Assets.”  The change increases comprehensive income by $20.0 million, $34.0 million and $23.9 million for the years ended 2004, 2003 and 2002 respectively.

This change, in the form of the company’s restated balance sheet as of December 31, 2003, and the restatement of stockholders equity and comprehensive income for the years ended December 31, 2002 and 2003, will be reflected in the company’s amended filings for all affected periods to be made at the same time or before the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission (SEC) for the year ended December 31, 2004.

Management and its independent public accountants are currently evaluating the impact of this adjustment on their assessment of the effectiveness of the company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.  Management expects this evaluation to be completed before the filing of its Annual Report on Form 10-K for the year ended December 31, 2004 which is expected to occur on or before March 15, 2005.  At this time, the company has not identified or been made aware of any other control deficiencies as defined by PCAOB Standard No. 2 that represent “material weaknesses” in its internal control over financial reporting.

The Manitowoc Company will host a conference call tomorrow, February 8, at 10:00 a.m. Eastern Time. The call will also be broadcast live via the Internet at Manitowoc’s Web site: http://www.manitowoc.com.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

• anticipated changes in revenue, margins, and costs,

• new crane and foodservice product introductions,

• successful and timely completion of facility expansions,

• foreign currency fluctuations,

• increased raw material prices, including steel prices,

• steel industry conditions,

• changes in crane utilization rates,

• the risks associated with growth,

• weather, geographic factors and political and economic risks,

• added financial leverage resulting from acquisitions,

• actions of company competitors,

• changes in economic or industry conditions generally or in the markets served by our companies,

• Great Lakes water levels,

• work stoppages and labor negotiations,

• government approval and funding of projects,

• the ability of our customers to receive financing, and

• the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

For further information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Fourth Quarter and Calendar Years 2004 and 2003

(In thousands, except per-share data)

INCOME STATEMENT

	QUARTER ENDED December 31		TWELVE MONTHS ENDED December 31
	2004	2003	2004	2003

Net sales	$534,915	$388,966	$1,964,101	$1,570,856
Cost of sales	445,098	312,721	1,582,131	1,238,122
Gross profit	89,817	76,245	381,970	332,734

Engineering, selling and administrative expenses	69,019	62,404	269,639	246,741
Amortization expense	811	766	3,141	2,919
Restructuring and plant consolidation costs	317	4,179	1,293	10,089
Curtailment gain	—	(12,897)	—	(12,897)
Operating earnings	19,670	21,793	107,897	85,882
Interest expense	(15,147)	(13,221)	(56,895)	(56,901)
Other expense - net	(2,138)	(6,680)	(1,873)	(6,986)
Earnings from continuing operations before taxes on income	2,385	1,892	49,129	21,995
Provision (benefit) for taxes on income	(2,819)	(1,269)	9,335	3,959

Earnings from continuing operations	5,204	3,161	39,794	18,036
Discontinued operations:
Loss from discontinued operations, net of income taxes	(353)	(352)	(1,861)	(2,440)
Gain (loss) on sale or closure of discontinued operations, net of income taxes	563	(8,306)	1,205	(12,047)

NET EARNINGS (LOSS)	$5,414	$(5,497)	$39,138	$3,549

BASIC EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations	$0.19	$0.12	$1.48	$0.68
Loss from discontinued operations, net of income taxes	(0.01)	(0.01)	(0.07)	(0.09)
Gain (loss) on sale or closure of discontinued operations, net of income taxes	0.02	(0.31)	0.04	(0.45)
BASIC EARNINGS (LOSS) PER SHARE	$0.20	$(0.21)	$1.45	$0.13

DILUTED EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations	$0.19	$0.12	$1.45	$0.68
Loss from discontinued operations, net of income taxes	(0.01)	(0.01)	(0.07)	(0.09)
Gain (loss) on sale or closure of discontinued operations, net of income taxes	0.02	(0.31)	0.04	(0.45)
DILUTED EARNINGS (LOSS) PER SHARE	$0.19	$(0.21)	$1.43	$0.13

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	27,277	26,575	26,901	26,575
Average Shares Outstanding - Diluted	27,895	26,809	27,377	26,703

SEGMENT SUMMARY
	QUARTER ENDED December 31		TWELVE MONTHS ENDED December 31
	2004	2003	2004	2003
Net sales from continuing operations:
Cranes and related products	$358,369	$247,737	$1,248,476	$962,808
Foodservice products	106,920	102,296	468,483	457,000
Marine	69,626	38,933	247,142	151,048
Total	$534,915	$388,966	$1,964,101	$1,570,856

Operating earnings from continuing operations:
Cranes and related products	$15,909	$5,479	$57,827	$33,557
Foodservice products	11,536	13,127	66,667	66,896
Marine	(917)	698	9,080	4,750
General corporate expense	(5,730)	(5,464)	(21,243)	(19,210)
Amortization	(811)	(765)	(3,141)	(2,919)
Restructuring and plant consolidation costs	(317)	(4,179)	(1,293)	(10,089)
Curtailment Gain	—	12,897	—	12,897
Total	$19,670	$21,793	$107,897	$85,882

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Fourth Quarter and Calendar Years 2004 and 2003

(In thousands)

BALANCE SHEET

	December 31	December 31
	2004	2003
		(Restated)
ASSETS
Current assets:
Cash and temporary investments	$178,663	$47,188
Accounts receivable - net	244,335	245,010
Inventories - net	287,036	232,877
Other current assets	135,928	121,014
Total current assets	845,962	646,089

Intangible assets - net	606,210	588,181
Other assets	118,397	91,261
Property, plant and equipment - net	357,568	334,618
TOTAL ASSETS	$1,928,137	$1,660,149

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$543,205	$486,185
Current portion of long-term debt	61,250	3,205
Short-term borrowings	10,355	22,011
Product warranties	37,870	33,823
Total current liabilities	652,680	545,224

Long-term debt	512,236	567,084
Other non-current liabilities	244,294	191,849
Stockholders’ equity	518,927	355,992
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,928,137	$1,660,149

CASH FLOW SUMMARY

	THREE MONTHS ENDED December 31		TWELVE MONTHS ENDED December 31
	2004	2003	2004	2003
Net earnings (loss)	$5,414	$(5,497)	$39,138	$3,549
Non-cash adjustments	12,922	15,918	51,956	65,290
Changes in operating assets and liabilities	34,159	43,859	(31,450)	79,480
Net cash provided by operating activities of continuing operations	52,495	54,280	59,644	148,319
Net cash provided by (used for) operating activities of discontinued operations	(107)	2,855	(2,681)	2,544
Net cash provided by operating activities	52,388	57,135	56,963	150,863
Capital expenditures	(16,940)	(9,728)	(44,386)	(31,977)
Proceeds from sale of fixed assets	8,956	3,729	15,458	14,438
Net cash provided by sale of discontinued operations	—	—	9,000	2,289
Payments on borrowings - net	(25,126)	(52,423)	(34,720)	(109,617)
Proceeds from receivable financing -net	1,613	—	23,244	—
Debt issuance costs	—	(3,622)	—	(5,599)
Dividends paid	(7,532)	(7,446)	(7,532)	(7,446)
Net proceeds of equity offering	104,948	—	104,948	—
Stock options exercised	1,031	23	6,687	118
Effect of exchange rate changes on cash	4,446	1,787	1,813	3,714
Net increase (decrease) in cash & temporary investments	$123,784	$(10,545)	$131,475	$16,783